Exhibit 10.25

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) is entered into as of April 14, 2017 (the “Effective Date”), by and between DriveTime Automotive Group, Inc., a Delaware corporation, DriveTime Car Sales Company LLC, an Arizona limited liability company, and Bridgecrest Acceptance Corporation f/k/a DT Acceptance Corporation, an Arizona corporation (individually and collectively, “DT”) and Carvana, LLC, an Arizona limited liability company (“Carvana”). DT and Carvana may each individually be referred to herein as a “Party” and together as the “Parties.”

WHEREAS, DT owns certain Intellectual Property used in the conduct of Carvana’s businesses, and the Parties desire for DT to grant Carvana a license to such Intellectual Property, on the terms and conditions of this Agreement; and

WHEREAS, Carvana owns certain Intellectual Property used in the conduct of DT’s businesses, and the Parties desire for Carvana to grant DT a license to such Intellectual Property, on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions, and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

DEFINITIONS

For purposes of this Agreement, each capitalized term used in this Agreement has the meaning given to such term in this Article I.

1.1 “Affiliate” shall mean, for any Person, any other Person that is Controlled by or under common Control with such Person, whether at the Effective Date or at any time throughout the Term.

1.2 “Carvana Excluded IP” shall mean all (a) Patents; (b) Marks; and (c) the Intellectual Property listed on Schedule A.

1.3 “Carvana Exclusive Field” shall mean the business of selling and financing used automobiles and any natural evolution of such business, but excluding the Sub-Prime Focused Business.

1.4 “Carvana Licensed IP” shall mean the following Intellectual Property and Improvements thereto that are owned by Carvana:

(a)(i) Trade Secrets, (ii) Copyrights, (iii) Data, and (iv) Software, in each case of clause (i)-(iv) that, as of the Effective Date, have been used by DT within the past twelve (12) months;

(b) the Intellectual Property set forth on Schedule B; and

(c) with respect to all Copyrights or Software (but not Data) included in clause (a) or (b), Improvements that are made prior to a Change of Control of either Party.

For the avoidance of doubt, Carvana Licensed IP shall not include the Carvana Excluded IP.

1.5 “Change of Control” shall mean, for each Party

(a) any “person” or “group” of related persons (for purposes of this definition, as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Effective Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act as in effect on the Effective Date) of more than 50% of the total voting power of the Voting Stock of such Party other than in connection with any transaction or series of transactions in which such Party shall become the wholly owned subsidiary of a Parent Entity so long as no person or group, as noted above, other than a Permitted Holder, holds more than 50% of the total voting power of the Voting Stock of such Parent Entity; or

(b) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of such Party and its Subsidiaries taken as a whole to a Person, other than such Party or any of its Subsidiaries or one or more Permitted Holders.

Notwithstanding the foregoing, (i) a transaction will not be deemed to involve a Change of Control solely as a result of such Party becoming a direct or indirect wholly-owned Subsidiary of a holding company if (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of such Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company and (ii) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

1.6 “Control” (including with correlative meanings, the terms “Controlling,” “Controlled by,” and “under common Control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or by trust, management agreement, contract or otherwise.

1.7 “DT Excluded IP” shall mean all (a) Patents; (b) Marks; and (c) the Intellectual Property listed on Schedule C.

1.8 “DT Exclusive Field” shall mean the Sub-Prime Focused Business.

1.9 “DT Licensed IP” shall mean the following Intellectual Property and Improvements thereto that are owned or licensed (with the right to sublicense) by DT:

(a)(i) Trade Secrets, (ii) Copyrights, (iii) Data, and (iv) Software, in each case of clause (i)-(iv) that, as of the Effective Date, are or have been used by Carvana within the past twelve (12) months;

(b) the Intellectual Property set forth on Schedule D attached hereto; and

(c) with respect to all Copyrights or Software (but not Data) included in clause (a) or (b), Improvements that are made prior to a Change of Control of either Party.

For the avoidance of doubt, DT Licensed IP shall not include the DT Excluded IP.

1.10 “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

1.11 “Improvements” shall mean any improvements, enhancements, changes, modifications or derivative works with respect to any Intellectual Property that do not substantially change the function or intended use of such Intellectual Property.

1.12 “Intellectual Property” shall mean (a) works of authorship (including source code, databases and other compilations of information), whether copyrightable or not, and copyrights therein and thereto, in any jurisdiction, together with all registrations or applications for registration for any of the foregoing, along with renewals thereof, (collectively, “Copyrights”); (b) all discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, processes and techniques, technical data, credit scoring systems, procedures, designs, drawings, specifications, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case that both relates to a Party’s business as presently conducted and derives economic value (actual or potential) from not being generally known to third parties who can obtain economic value from its disclosure, but excluding any rights with respect to any of the Intellectual Property that comprise or are protected by Copyrights (collectively, “Trade Secrets”); (c) all data (including, without limitation, static pool data with respect to retail installment sales contracts or similar assets, whether owned, managed or serviced, relating to delinquency, repossession, prepayment and cumulative net credit losses), databases (including, without limitation, databases of historical performance with respect to retail installment sales contracts or similar assets, whether owned, managed or serviced), and other compilations of information, including formulas for searching, sorting and analyzing such information (collectively, “Data”); (d) all computer programs, including any and all software implementations of Copyrights, models and methodologies, whether in source code or object code (“Software”); (e) all patents, industrial designs, and applications therefor, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, corrections, substitutions and extensions thereof (“Patents”); (f) all trademarks, service marks, trade names, service names, trade dress, logos, domain names, and other identifiers of source, together with all registrations or applications for registration for any of the foregoing, along with renewals thereof, in any jurisdiction, and all goodwill associated with any of the foregoing (“Marks”); and (g) the right to sue or make claims for any past, present, or future infringement, misappropriation, or unauthorized use of any Intellectual Property.

1.13 “Parent Entity” shall mean, with respect to a Person, any, direct or indirect, parent of such Person.

1.14 “Permitted Holders” shall mean, (a) for Carvana, Ernest C. Garcia, II, Ernest C. Garcia, III, and each of the entities controlled by one or both of them, including trusts over which one or both of them exercise investment control; (b) for DT, Ernest C. Garcia, II, and each of the entities controlled by him, including trusts over which he exercises investment control; or (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in subclauses (a) or (b), have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any Parent Entity held by such group.

1.15 “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a trust, a joint venture, an unincorporated organization, or a governmental authority (or any department, agency, or political subdivision thereof).

1.16 “Representatives” shall mean, with respect to a Person, any director, officer, employee, attorney, or accountant of such Person.

1.17 “Service Provider” shall mean, with respect to a Party or its Subsidiaries, a Person engaged to perform a service solely for the benefit of such Party or its Subsidiaries, and not for any other purpose (including for the direct benefit of such Person).

1.18 “SSA” shall mean that certain Second Amended and Restated Shared Services Agreement dated February 27, 2017 by and between DriveTime Automotive Group, Inc., Bridgecrest Acceptance Corporation, and Carvana.

1.19 “Sub-Prime Focused Business” shall mean the business of selling or financing used automobiles to retail consumers in the United States and its territories (including Puerto Rico), including the provision of sales financing to such consumers through the use of retail installment contracts, where seventy-five percent (75%) or more of such sales or financing on a unit basis (i.e., one sale is one unit, one sale with financing is one unit) are to such consumers with a FICO score of 620 or below.

1.20 “Subsidiary” shall mean, with respect to a Person, an entity directly or indirectly wholly owned by such Person.

1.21 “Voting Stock” of a Person means all classes of capital stock of such Person then outstanding and normally entitled to vote in the election of directors.

1.22 Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
365	7.11
365(n)	7.11
Agreement	Preamble
Code	7.11
Copyrights	1.12
Data	1.12
Disclosing Party	6.1
Effective Date	Preamble
Electing Party	7.11
Insolvent Party	7.11
Marks	1.12
Party	Preamble
Patents	1.12
Software	1.12
Receiving Party	6.1
Trade Secrets	1.12

Article II

LICENSE GRANTS

2.1 License to Carvana.

2.1.1 DT Licensed IP. DT hereby grants to Carvana a worldwide, perpetual, irrevocable, non-terminable (except as set forth in Section 4.2.), royalty-free, fully-paid-up, non-sublicensable (except as set forth in Section 2.3), non-transferable (except as expressly set forth in Section 7.3) (a) exclusive license solely in the Carvana Exclusive Field (which shall convert to a non-exclusive license upon a Change of Control of either Party), and (b) non-exclusive license outside of the Carvana Exclusive Field, in each case of clause (a) and (b) to use, modify, create derivative works of, reproduce, distribute (solely to the Persons identified in Section 2.3 and solely to the extent provided therein), practice, and perform the DT Licensed IP and use the DT Licensed IP to make, use, import, and sell products and services. Notwithstanding the foregoing, nothing herein shall prohibit DT or its Affiliates from using the DT Licensed IP for the sole benefit of DT and its Affiliates in the Carvana Exclusive Field.

2.1.2 Delivery. For all Improvements that are DT Licensed IP, DT shall deliver one (1) copy of such Improvement to Carvana reasonably promptly following the completion of such Improvement. For all other DT Licensed IP, subject to the following sentence, if Carvana is unable to locate a copy of any of the DT Licensed IP after a reasonable search, DT shall deliver one (1) copy of such DT Licensed IP to Carvana within ten (10) days of receipt of a written request from Carvana, provided, that the written request is made within one hundred and eighty (180) days after the Effective Date. With respect to the DT Inventory Management System and CLASS, DT shall deliver (a) one (1) copy of applicable DT Licensed IP to Carvana within ten (10) days of receipt of a written request from Carvana, provided, that the written request is made within ninety (90) days after the Effective Date, and (b) one (1) copy of applicable DT Licensed IP (as it exists at the date of a Change of Control of DT) to Carvana within ten (10) days of receipt of a written request from Carvana, provided, that the written request is made within thirty (30) days after such Change of Control. For the avoidance of doubt, nothing in this Section 2.1.2 shall require DT to deliver copies of any DT Improvements that are not DT Licensed IP to Carvana. Unless agreed otherwise by Carvana, such copy of such DT Licensed IP shall be delivered electronically in files and formats suitable for use by Carvana by such means and methods as are customary for the delivery of electronic information.

2.1.3 Ownership. Carvana acknowledges and agrees that: (a) all right, title and interest in and to the DT Licensed IP shall be owned solely and exclusively by DT or its licensors, and the DT Licensed IP is licensed hereunder and not sold; and (b) Carvana shall not at any time acquire any rights in the DT Licensed IP by virtue of any use it may make thereof pursuant to this Agreement. Carvana shall not represent, use, or authorize the use of the DT Licensed IP in such a way so as to give the impression that any of such DT Licensed IP is the property of Carvana.

2.1.4 Reservation of Rights. Except with respect to the licenses to the DT Licensed IP granted pursuant to this Section 2.1, no license or right is intended or granted herein, whether by express or implied means or by estoppel, to Carvana or any of its Affiliates with respect to any Intellectual Property. Any right or interest not expressly granted pursuant to this Section 2.1 is reserved by DT.

2.2 License to DT.

2.2.1 Carvana Licensed IP. Carvana hereby grants to DT a worldwide, perpetual, irrevocable, non-terminable (except as set forth in Section 4.2), royalty-free, fully-paid-up, non-sublicensable (except as set forth in Section 2.3), non-transferable (except as expressly set forth in Section 7.3) (a) exclusive license solely in the DT Exclusive Field (which shall convert to a non-exclusive license upon a Change of Control of either Party), and (b) non-exclusive license outside of the DT Exclusive Field, in each case of clause (a) and (b) to use, modify, create derivative works of, reproduce, distribute (solely to the Persons identified in Section 2.3 and solely to the extent provided therein), practice, and perform the Carvana Licensed IP and use the Carvana Licensed IP to make, use, import, and sell products and services. Notwithstanding the foregoing, nothing herein shall prohibit Carvana or its Affiliates from using the Carvana Licensed IP for the sole benefit of Carvana or its Affiliates in the DT Exclusive Field.

2.2.2 Delivery. For (a) all Carvana Licensed IP listed as “under development” in Exhibit B, attached hereto, and (b), all Improvements that are Carvana Licensed IP, Carvana shall deliver one (1) copy of such Carvana Licensed IP to DT reasonably promptly following the completion of such development. For all other Carvana Licensed IP, if DT is unable to locate a copy of any of the Carvana Licensed IP after a reasonable search, Carvana shall deliver one (1) copy of such Carvana Licensed IP to DT within ten (10) days of receipt of a written request from Carvana, provided that the written request is made within one hundred and eighty (180) days after the Effective Date. For the avoidance of doubt, (i) nothing in this Section 2.2.2 shall impose any minimum period for completion by, or any delivery date obligation on, Carvana with respect to the Carvana Licensed IP listed as “under development” in Exhibit B, (ii) Carvana reserves all rights to fully abandon the development of all Carvana Licensed IP listed as “under development” in Exhibit B prior to its completion, in which case Carvana shall have no obligation to deliver such Carvana Licensed IP to DT, and (iii) nothing in this Section 2.2.2 shall require Carvana to deliver copies of any Carvana Improvements that are not Carvana Licensed IP to DT. Unless agreed otherwise by DT, such copy of such Carvana Licensed IP shall be delivered electronically in files and formats suitable for use by DT by such means and methods as are customary for the delivery of electronic information.

2.2.3 Ownership. DT acknowledges and agrees that: (a) all right, title and interest in and to the Carvana Licensed IP shall be owned solely and exclusively by Carvana, and the Carvana Licensed IP is licensed hereunder and not sold; and (b) DT shall not at any time acquire any rights in the Carvana Licensed IP by virtue of any use it may make thereof pursuant to this Agreement. DT shall not represent, use, or authorize the use of the Carvana Licensed IP in such a way so as to give the impression that any of such Carvana Licensed IP is the property of DT.

2.2.4 Reservation of Rights. Except with respect to the licenses to the Carvana Licensed IP granted pursuant to this Section 2.2, no license or right is intended or granted herein, whether by express or implied means or by estoppel, to DT or any of its Affiliates with respect to any Intellectual Property. Any right or interest not expressly granted pursuant to this Section 2.2.4 is reserved by Carvana.

2.3 Sub-Licenses. Neither Party shall have any right to distribute or sublicense the Intellectual Property licensed to it under this Article II, except either Party may distribute or sublicense such licenses to any: (a) of its Subsidiaries (with the right to further sublicense through one or more tiers pursuant to this clause (a) or the following clause (b)); or (b) such Party’s Service Providers. Any reference to a Subsidiary in this Section 2.3 shall be to such Subsidiary only for so long as it remains a Subsidiary of such Party.

2.4 No Support. Neither Party will have any obligations under this Agreement to provide any support to the other Party for any Intellectual Property licensed under this Agreement.

2.5 Covenant Not To Sue. From and after the Effective Date, each Party shall not, and shall cause its Affiliates not to, directly or indirectly, sue or initiate, be a party to or otherwise assert or participate in any way with respect to any lawsuit, proceeding or other claim against the other Party or any of its Affiliates or Service Providers (to the extent related to the Service Provider’s provision of services to the other Party) for any infringement, misappropriation or other violation of any currently or future held Patents in connection with (a) such Party’s or its Affiliate’s or Service Provider’s use of any Intellectual Property licensed (or sublicensed in the case of Service Providers) under this Agreement, (b) any conduct of such Party or its Affiliate or Service Provider prior to the Effective Date or (c) any conduct substantially similar to the conduct described in clause (b) of such Party or its Affiliate or Service Provider after the Effective Date. Each Party, on behalf of itself and its Affiliates, acknowledges and agrees that the covenant not to sue granted under this Section 2.5: (x) shall be binding upon any assignee, exclusive licensee or any other successor-in-interest of any of the applicable Patents; and (y) no right, title or interest in, to or under any Patents shall be transferred, assigned or otherwise granted to any other Person unless such Person agrees in writing to be bound by the obligations of this Section 2.5.

Article III

OWNERSHIP OF IMPROVEMENTS

3.1 DT Improvements. DT shall solely own all right, title, and interest in and to any Improvements to the DT Licensed IP or Carvana Licensed IP made solely by or for DT from and after the Effective Date, subject to the ownership of the underlying Carvana Licensed IP (collectively “DT Improvements”). D-T shall, in its sole discretion, seek registrations, or applications for registration, of any DT Improvements, provided, that any disclosure of Confidential Information is subject to the restrictions set forth in Article VI.

3.2 Carvana Improvements. Carvana shall solely own all right, title, and interest in and to any Improvements to the DT Licensed IP or Carvana Licensed IP made solely by or for Carvana from and after the Effective Date, subject to the ownership of the underlying DT Licensed IP (collectively “Carvana Improvements”). Carvana shall, in its sole discretion, seek registrations, or applications for registration, of any Carvana Improvements, provided, that any disclosure of Confidential Information is subject to the restrictions set forth in Article VI.

3.3 No Support. Neither Party will have any obligations under this Agreement to provide any support of any Improvements it makes to any Intellectual Property, except as may be expressly agreed to by such Party in a separate written agreement.

Article IV

TERM AND TERMINATION

4.1 Term. The term of this Agreement shall begin upon the Effective Date and, unless earlier terminated in accordance with this Agreement, shall continue in force and effect in perpetuity (the “Term”). The Parties hereby acknowledge and agree that this Agreement (a) is neither of indefinite duration nor terminable at will, (b) is irrevocable and perpetual, and (c) cannot be terminated, even for material breach, except as provided in Section 4.2.

4.2 Termination by Mutual Agreement. This Agreement may be terminated by the mutual agreement of the Parties.

4.3 Effect of Termination. Article I (Definitions), Section 2.1.3 (Ownership), Section 2.2.3 (Ownership), Article III (Ownership of Improvements), Article V (Limitation of Liability), Article VI (Confidentiality), and Article VII (General) shall survive any termination of this Agreement.

4.4 Irrevocability of Licenses. Each of the Parties acknowledges and agrees that the licenses granted hereunder may not be terminated by any Party for any reason (even in the event of a material breach), except in accordance with Section 4.2. Nothing herein shall preclude any Party from seeking damages or other remedies at law, in equity, or otherwise, including temporary and permanent injunctive relief (other than termination of this Agreement or any license to any Intellectual Property granted under this Agreement) for any breach hereof.

Article V

LIMITATION OF LIABILITY

5.1 LIMITATION ON LIABILITY. EXCEPT IN THE CASE OF A BREACH BY EITHER PARTY OF ARTICLE VI (CONFIDENTIALITY), IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR EXEMPLARY DAMAGES (INCLUDING LOSS OF DATA, PROFITS, INTEREST, OR REVENUE OR ANY INTERRUPTION OF BUSINESS) IN CONNECTION WITH, ARISING FROM OR IN RELATION TO THIS AGREEMENT, WHETHER BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, AND REGARDLESS OF WHETHER SUCH DAMAGES ARE FORESEEABLE OR WHETHER ANY PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

5.2 DISCLAIMER OF WARRANTIES. (A) NO PARTY GUARANTEES, REPRESENTS OR WARRANTS THE INTELLECTUAL PROPERTY LICENSED BY IT HEREUNDER, (B) THE LICENSES GRANTED BY EACH PARTY SHALL BE PROVIDED ON AN “AS IS” AND “WITH ALL FAULTS” BASIS, AND (C) EACH PARTY HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WITH RESPECT TO THIS AGREEMENT OR THE INTELLECTUAL PROPERTY LICENSED BY SUCH PARTY TO THE OTHER PARTY HEREUNDER, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. NO PARTY GUARANTEES, REPRESENTS OR WARRANTS THE CORRECTNESS, COMPLETENESS, CURRENTNESS, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF ANY INTELLECTUAL PROPERTY LICENSED BY IT TO THE OTHER PARTY HEREUNDER. Without limiting the generality of the foregoing in this Section 5.2, nothing in this Agreement will be construed as a warranty, representation, or guarantee by a Party (a) as to the validity, enforceability, or scope of any Intellectual Property licensed by it to the other Party hereunder; (b) that any items delivered to a Party will be error-free; (c) that using, making, selling, offering for sale, or importing any product or service as permitted under this Agreement will not infringe any Intellectual Property of a third party; or (d) that it will enforce any Intellectual Property against a third party.

5.3 Enforcement. Except as described in this Section 5.3, each Party will retain the exclusive right to seek enforcement of its own Intellectual Property, including the recovery of any damages.

5.3.1 Carvana Enforcement of DT Licensed IP. If Carvana notifies DT in writing of any actual, suspected, or threatened infringement, misappropriation, or unauthorized use by a third party of the DT Licensed IP within the Carvana Exclusive Field and DT, within ninety (90) days of such notice, fails to take any action or file any claim against such person related to such infringement, misappropriation, or unauthorized use, Carvana may, in its sole discretion, commence or prosecute any claims or suits relative to the infringement, misappropriation or unauthorized use of the DT Licensed IP, either in its own name or in the name of DT, and join DT as a party in the prosecution of such claims or suits. Carvana shall be responsible for all costs associated with any such claim or suit initiated by Carvana and shall be entitled to control the disposition of such claims or suits and retain all recovers therefrom.

5.3.2 DT Enforcement of Carvana Licensed IP. If DT notifies Carvana in writing of any actual, suspected, or threatened infringement, misappropriation, or unauthorized use by a third party of the Carvana Licensed IP within the DT Exclusive Field and Carvana, within ninety (90) days of such notice, fails to take any action or file any claim against such person related to such infringement, misappropriation, or unauthorized use, DT may, in its sole discretion, commence or prosecute any claims or suits relative to the infringement, misappropriation or unauthorized use of the Carvana Licensed IP, either in its own name or in the name of Carvana, and join Carvana as a party in the prosecution of such claims or suits. DT shall be responsible for all costs associated with any such claim or suit initiated by DT and shall be entitled to control the disposition of such claims or suits and retain all recovers therefrom.

5.3.3 Cooperation. Each Party will use its commercially reasonable efforts to cooperate with the other Party in the prosecution or defense of third-party claims of infringement, misappropriation, or unauthorized use with respect to the Intellectual Property licensed to or by such first Party hereunder. Each Party agrees to notify the other Party if it becomes aware of any actual or suspected third party infringement, misappropriate or other violation of the Intellectual Property licensed hereunder.

Article VI

CONFIDENTIALITY

6.1 Duty of Confidentiality. Each Party and its Subsidiaries and Affiliates (a “Receiving Party”) will protect the Confidential Information (as defined in Section 6.3) of the other Party and its Subsidiaries and Affiliates (the “Disclosing Party”) using the same degree of care it would use with respect to its own confidential and proprietary information or, if greater, a reasonable degree of care. Except as otherwise permitted in this Agreement, the Receiving Party will, and will direct its Representatives and any other Person to whom disclosure is permitted under this Agreement to, keep confidential and not disclose to any Person, without the Disclosing Party’s prior written consent, all Confidential Information (including any portion thereof); provided, however, that the Receiving Party shall have the right, without the prior written consent of the Disclosing Party, to disclose Confidential Information to any of its Representatives who need to know the Confidential Information for the purpose of assisting the Receiving Party in exercising its rights under this Agreement, subject to such Representative or Person being informed by the Receiving Party of the confidential nature of the Confidential Information. Receiving Party will be responsible for any acts of Receiving Party’s Representatives, which, if done by Receiving Party, would constitute a breach of Article VI of this Agreement To the extent that disclosure of one Party’s Confidential Information to a third party is authorized or otherwise permitted by this Agreement, a Receiving Party will obtain prior written agreement from such third party to whom disclosure is to be made to hold in confidence and not make use of such Confidential Information for any purpose other than those expressly authorized or otherwise permitted by this Agreement, and in any event the Receiving Party shall be liable to the Disclosing Party for breaches by such third parties. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of such Confidential Information.

6.2 Required Disclosure. In the event that the Receiving Party or any of its Representatives is requested or required to disclose any Confidential Information pursuant to any applicable law or pursuant to the applicable terms of a deposition, interrogatory, request for documents, subpoena, order, civil investigative demand or similar judicial process or otherwise or any securities exchange rule, the Receiving Party shall promptly notify the Disclosing Party in writing (to the extent practicable without prejudicing any of the Receiving Party’s or its Representative’s legal rights, privileges or obligations or unless prohibited by law or regulation) and shall reasonably cooperate with Disclosing Party in taking legally available steps (at the sole cost and expense of the Disclosing Party) to seek a protective order or other appropriate remedy. In the event that such protective order or other appropriate remedy is not obtained, the Receiving Party or its Representatives, as applicable, may disclose only that portion of the Confidential Information that is legally required to be disclosed and shall reasonably cooperate (at the sole cost and expense of the Disclosing Party) with Disclosing Party in its efforts to ensure that confidential treatment will be accorded to Confidential Information disclosed in such manner.

6.3 Confidential Information. The following shall be considered “Confidential Information”: (a) with respect to DT, the DT Licensed IP, and (b) with respect to Carvana, the Carvana Licensed IP; and (c) any and all technical and non-technical information a Party provides to another Party in connection with this Agreement or any other information that is marked or otherwise identified at the time of disclosure as confidential or proprietary or is material that should be readily recognized as confidential by the recipient, including Trade Secrets, know-how, firmware, designs, schematics, techniques, Software, technical documentation, specifications, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plan or financial or personnel matter relating to a Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in written, oral, graphic or electronic form, provided, that Confidential Information does not include, and there shall be no obligation under this Article VI, with respect to information that (i) is or becomes generally available to the public other than as a result of disclosure by the Receiving Party or its Representatives in violation of this Agreement, (ii) is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives, which source, to the Receiving Party’s knowledge, is not bound by any contractual or other obligation of confidentiality to the Disclosing Party with respect thereto, or (iii) is developed by the Receiving Party or its Representatives independently of the Confidential Information disclosed to it under this Agreement. The terms and conditions of this Agreement shall constitute the Confidential Information of each Party. Notwithstanding the foregoing, a Party may disclose the terms and conditions of this Agreement to (A) any prospective acquirer of any business to which this Agreement relates or in connection with an initial public offering or any subsequent offering of securities, and (B) any of its lenders, and either Party may disclose the terms of Section 2.5 in connection with any claim brought or threatened against such Party.

Article VII

GENERAL

7.1 Amendment and Waiver. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each Party. Either Party to this Agreement may, only by an instrument in writing, waive compliance by the other Party to this

Agreement with any term or provision of this Agreement on the part of such other Party to this Agreement to be performed or complied with. The waiver by any Party to this Agreement of a breach of any term or provision of this Agreement, or the failure of either Party strictly to enforce any such term or condition on one or more occasion, shall not be construed as a waiver of any subsequent breach.

7.2 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and upon delivery if delivered by hand, four (4) business days after being sent by courier or overnight delivery service, or when sent in the form of an email and receipt confirmation is received, and shall be directed to the address or email address set forth below (or at such other address or email address, as such Party shall designate by like notice):

If to DT:

DriveTime Automotive Group, Inc.
1720 W. Rio Salado Parkway
Tempe, AZ 85281
Attention:	General Counsel
Email:	Jon.Ehlinger@drivetime.com

If to Carvana:

Carvana, LLC
4020 East Indian School Road
Phoenix, AZ 85018
Attention:	General Counsel
Email:	DL-CarvanaLegal@carvana.com

7.3 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns, provided, however, that no Party to this Agreement may assign this Agreement, or any rights or obligations hereunder, without the express prior written consent of the other Party to this Agreement. Any attempted assignment or sublicense of rights, or delegation of obligations, under this Agreement in breach or violation of this Section 7.3 will be null and void.

7.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction with binding legal jurisdiction over the interpretation of this Agreement by the Parties to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.5 Third-Party Beneficiaries. Except as otherwise provided in this Agreement, including in Section 2.5, this Agreement is not intended to confer on or on behalf of any Person not a Party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

7.6 Entire Agreement. As of the Effective Date, this Agreement amends and restates in its entirety and supersedes that certain IP License Agreement by and between DT and Carvana dated February 27, 2017 and supersedes all other prior oral or written understandings between the Parties with respect to the subject matter thereof. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes any prior discussion, correspondence, negotiation, proposed term sheet, agreement understanding or arrangement. Each Schedule to this Agreement is hereby incorporated into this Agreement by reference.

7.7 Counterparts. This Agreement may be executed in one or more counterparts, and by either of the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email shall be as effective as delivery of a manually executed counterpart of this Agreement.

7.8 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

7.8.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona applicable to contracts executed and to be performed wholly within such state and without reference to the choice-of-law principles that would result in the application of the laws of a different jurisdiction.

7.8.2 EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF A COURT OF PROPER VENUE IN THE STATE OF ARIZONA (OR, SOLELY IF SUCH COURT DECLINES JURISDICTION, IN ANY FEDERAL COURT LOCATED IN THE STATE OF ARIZONA) FOR ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION MAY BE HEARD AND DETERMINED IN SUCH COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES FURTHER AGREE, (A) TO THE EXTENT PERMITTED BY LAW, THAT FINAL AND UNAPPEALABLE JUDGMENT AGAINST ANY OF THEM IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT AND (B) THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 7.2.

7.8.3 EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY ACTION OR PROCEEDING BASED UPON, OR ARISING OUT OF, THIS AGREEMENT. NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION OR PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 7.8. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 7.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

7.9 Relationship of the Parties. The Parties hereto are independent contractors and no Party is an employee, agent, partner or joint venturer of any other. Under no circumstances shall any of the employees of either Party be deemed to be employees of the other for any purpose. No Party shall have the right to bind any the other Party to any agreement with a third party or to represent itself or themselves as a partner, agent, or joint venturer of the other.

7.10 Interpretation; Absence of Presumption. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, and Schedule are references to the Articles, Sections, and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) each of the Parties has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless business days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

7.11 365(n). Each Party acknowledges and agrees that the Intellectual Property licensed by such Party to the other Party is “intellectual property” as defined in

Section 101(35A) of the United States Bankruptcy Code, as the same may be amended from time to time (the “Code”), which have been licensed hereunder in a contemporaneous exchange for value. The Parties further acknowledge and agree that if a Party or any of its Subsidiaries or Affiliates (the “Insolvent Party”): (a) becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (b) applies for or consent to the appointment of a trustee, receiver or other custodian for it, or make a general assignment for the benefit of its creditors; (c) commences, or has commenced against it, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceedings; or (d) elects to reject, or a trustee on behalf of it elects to reject, this Agreement or any agreement supplementary hereto, pursuant to Section 365 of the Code (“365”), or if this Agreement or any agreement supplementary hereto is deemed to be rejected pursuant to 365 for any reason, this Agreement, and any agreement supplementary hereto, shall be governed by Section 365(n) of the Code (“365(n)”) and the other Party (the “Electing Party”) will retain and may elect to fully exercise its rights under this Agreement in accordance with 365(n). Upon written request from the Electing Party to the Insolvent Party or the bankruptcy trustee, of the Electing Party’s election to proceed under 365(n), the Insolvent Party or such bankruptcy trustee shall comply in all respects with 365(n), including providing the Electing Party with the Intellectual Property licensed to such Electing Party hereunder and not interfering with the rights of the Electing Party as provided in this Agreement to obtain access to such Intellectual Property from the Insolvent Party, the bankruptcy trustee, or any third party agent.

7.12 Further Assurance. Each Party shall do and execute, or arrange for the doing and executing of, without further consideration, any other act and document reasonably requested of it by the other Party to implement and give full effect to the terms of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their duly-authorized representatives.

DRIVETIME AUTOMOTIVE GROUP, INC.

By:
Jon D. Ehlinger
EVP and General Counsel

DRIVETIME CAR SALES COMPANY, LLC

By:	/s/ Jon D. Ehlinger
Jon D. Ehlinger
EVP and General Counsel

BRIDGECREST ACCEPTANCE CORPORATION

By:	/s/ Jon D. Ehlinger
Jon D. Ehlinger
EVP and General Counsel

CARVANA, LLC

By:	/s/ Paul Breaux
Paul Breaux
Vice President

SCHEDULE A

Carvana Excluded IP

•	Marketing materials, including commercials and radio advertisements

•	Intellectual Property related to automated car delivery tower, also known as Vending Machine

•	Transportation Management System, including revisions, improvements or subsequent versions thereto

•	Intellectual Property related to automated vehicle photography

•	Carvana.com, including website user interface elements, underlying logic, and underlying databases

•	Personally identifiable information of customers or employees

•	Other information that would be unlawful to disclose to any third-party

SCHEDULE B

Carvana Licensed IP

•	Vehicle Decode tool

•	Chrome VIN decoder tool (under development)

•	Manheim auction API (under development)

•	Vehicle recondition cost model, not including underlying data (under development)

SCHEDULE C

DT Excluded IP

•	Marketing materials, including commercials and radio advertisements

•	Improvements to DriveTime.com after the Effective Date, including website user interface elements, underlying logic, and underlying databases

•	Personally identifiable information of customers or employees

•	Other information that would be unlawful to disclose to any third-party

SCHEDULE D

DT Licensed IP

System	Description	Functional Area
Accutrack	Access 97 front end system that tracks location of titles associated with owned inventory. Also manages the paperwork (original contract and title) with our custodian. Handles request documents, sending of documents, etc.	Loan Servicing

IMS (including any CLASS modules related to same and future bug-fixes to the foregoing)	IMS is our Inventory Management System with respect to vehicles we hold in inventory. It is also a workflow system to provide visibility of work in process and completed units.	Inventory

Look Up	Tool to manage content and define business rules and configuration without code changes	IT

Pricing Shared Services—DT and Carvana	Lookup service to determine loan structure and terms. Does not include the proprietary values that are input as “lookup sets” into the service, which ultimately determine loan structure.	Retail

Vehicle Decode tool	A tool jointly developed by Carvana and DriveTime and used by Inspection Centers (IC’s) personnel to decode and configure vehicle data (both in stock and not) using different data providers.	Inventory